Exhibit 10

SUSSEX BANCORP/SUSSEX BANK
DIRECTOR DEFERRED COMPENSATION AGREEMENT

THIS DIRECTOR DEFERRED COMPENSATION AGREEMENT (the “Agreement”) is adopted this 19th day of June, 2006, by and between SUSSEX BANCORP, a New Jersey bank holding company (the “Company”), SUSSEX BANK, a state-chartered commercial bank located in Franklin, New Jersey (the “Bank”) and ____________________ (the “Director”).

The purpose of this Agreement is to provide specified benefits to the Director who contributes to the continued growth, development and future business success of the Company and/or the Bank.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of a deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 6.

1.2
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Company and/or the Bank as from time to time constituted.

1.4
“Change in Control” means a change in the ownership or effective control of the Company and/or the Bank, or in the ownership of a substantial portion of the assets of the Company and/or the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Crediting Rate” means a rate equal to the average interest rate earned by the Bank on its investment portfolio.

1.7	“Deferrals” means the amount of the Director’s Compensation which the Director elects to defer according to this Agreement.

1.8	“Deferral Account” means the Company and/or the Bank’s accounting of the Director’s accumulated Deferrals, plus accrued interest.

1.9    “Deferral Election Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate the amount of the Deferrals.

1.10
“Disability” means Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering directors of the Bank. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.11	“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs due to death, Disability, Change in Control or Termination for Cause.

1.12	“Effective Date” means June_____, 2006.

1.13	“Fees” means the total fees payable to the Director during a Plan Year.

1.14	“Normal Retirement Age” means the Director attaining age 75

1.15	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.16	“Plan Administrator” means the plan administrator described in Article 8.

1.17
“Plan Year” means each twelve-month period commencing on January 1 and ending on December 1 of each year, other than the initial Plan Year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31st.

1.18
“Separation from Service” means the termination of the Director’s service with the Company and/or the Bank for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and/or the Bank and the Director intended for the Director to provide significant services for the Company and/or the Bank following such termination.

1.19	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company and/or the Bank if any stock of the Company and/or the Bank is publicly traded on an established securities market or otherwise.

1.20	“Termination for Cause” means a Separation from Service for:
(a)	Gross negligence or gross neglect of duties to the Company and/or the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Company and/or the Bank; or
Fraud, disloyalty, dishonesty or willful violation of any law or significant Company or Bank policy committed in connection with the Director's service.

1.21
“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Article 2
Deferral Election

2.1
Elections Generally. The Director may annually file Fees Deferral Election Form(s) with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Fees will be performed;

2.2
Initial Election. After being notified by the Plan Administrator of becoming eligible for participation in the Agreement, the Director may make an initial deferral election under this Agreement by delivering to the Plan Administrator a signed Deferral Election Form(s) and Beneficiary Designation Form within thirty (30) days of becoming eligible. The Deferral Election Form(s) shall set forth the amount of Fees to be deferred. However, if the Director was eligible to participate in any other account balance plans sponsored by the Company or the Bank (as referenced in Section 409A of the Code or the regulations thereunder) prior to becoming eligible to participate in this Agreement, the initial election to defer Fees under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Director became eligible to participate in this Agreement.

Article 3
Deferral Account

3.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:
(a)	Any Deferrals hereunder;
(b)	Interest as follows:
(i)	On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly; and
(ii)
On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly.

3.2
Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company and the Bank for the distribution of benefits. The benefits represent the mere promise by the Company and/or the Bank to distribute such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

Article 4
Distributions During Lifetime

4.1
Normal Retirement Benefit. Upon the Normal Retirement Date, the Company and/or the Bank, depending upon which Board the Director was a member of, shall distribute to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Normal Retirement Date.

4.1.2
Distribution of Benefit. The annual benefit shall be distributed to the Director in (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Director for ten (10) years.

4.2
Early Termination Benefit. Upon Early Termination, the Company and/or the Bank, depending upon which Board the Director was a member of, shall distribute to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance determined as of the date of Separation from Service.

4.2.2
Distribution of Benefit. The annual benefit shall be distributed to the Director in (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Director for ten (10) years.

4.3	Disability Benefit. If Director experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Company and/or the Bank, depending upon which Board the Director was a member of, shall distribute to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance determined as of the date of Separation from Service.

4.3.2	Distribution of Benefit. The annual benefit shall be distributed to the Director in (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age.

4.4
Change in Control Benefit. Upon a Change in Control followed by a Separation from Service, the Company and/or the Bank, depending upon which Board the Director was a member of, shall distribute to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance determined as of the date of Separation from Service.

4.4.2
Distribution of Benefit. The annual benefit shall be distributed to the Director in (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Director for ten (10) years.

4.5
Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service under such procedures as established by the Company and/or the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 4.5 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

4.6
Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Deferral Account balance into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

4.7
Change in Form or Timing of Distributions. For distribution of benefits under this Article 4, the Director may amend this Agreement to delay the timing or change the form of distributions by submitting the appropriate Distribution Election Form(s) to the Plan Administrator. Any such amendment:

(a)   may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)	must, for benefits distributable under Section 4.3, be made at least twelve (12) months prior to the first scheduled distribution;
(c)
must, for benefits distributable under Sections 4.1, 4.2, 4.3 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

4.8
Hardship Distribution. If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement. The Board in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement (i) only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation would not itself cause severe financial hardship). In any event, the maximum amount which may be paid out pursuant to this Section 4.8 is the Deferral Account balance as of the day that the Director petitioned the Board to receive a Hardship Distribution under this Section.

Article 5
Distributions at Death

5.1
Death During Active Service. If the Director dies while in active service to the Company and/or the Bank, the Company and/or the Bank shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefits under Article 4.

5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance determined as of the date of the Director’s death.

5.1.2
Distribution of Benefit. The annual benefit shall be distributed to the Beneficiary in (12) equal monthly installments commencing on the first day of the month commencing within thirty (30) days following receipt by the Company and/or the Bank of the Director’s death certificate. The annual benefit shall be distributed to the Beneficiary for ten (10) years.

5.2
Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the remaining benefits shall be distributed to the Beneficiary by the Bank and/or the Company, depending upon which Board the Director was a member of, at the same time and in the same amounts that would have been distributed to the Director had the Director survived.

5.3
Death After Separation from Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company and/or the Bank shall distribute to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Company and/or the Bank of the Director’s death certificate.

Article 6
Beneficiaries

6.1
Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits distributable under the Agreement to a Beneficiary upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company and/or the Bank in which the Director participates.

6.2
Beneficiary Designation: Change. The Directors shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4
No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be paid to the personal representative of the Director's estate.

6.5
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 7
General Limitations

7.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company and/or the Bank shall not distribute any benefit under this Agreement in excess of the Deferrals (i.e., Deferral Account minus interest credited thereon) if the Director’s service with the Company and/or the Bank is terminated due to a Termination for Cause.

7.2
Removal. Notwithstanding any provision of this Agreement to the contrary, the Company and/or the Bank shall not distribute any benefit under this Agreement in excess of the Deferrals (i.e., Deferral Account minus interest credited thereon) if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 8
Administration of Agreement

8.1   Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administra-tion of this Agreement and (ii) decide or resolve any and all ques-tions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

8.2   Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company and/or the Bank.

8.3   Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4
Indemnity of Plan Administrator. The Company and/or the Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5
Company and Bank Information. To enable the Plan Administrator to perform its functions, the Company and the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Compensation of its Directors, the date and circum-stances of the retirement, Disability, death or Separation from Service of its Directors, and such other pertinent information as the Plan Administrator may reasonably require.

8.6
Statement of Accounts. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

Article 9
Claims and Review Procedures

9.1	Claims Procedure. The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1
Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2
Timing of Company and/or Bank Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3
Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

9.2.1
Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

9.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

9.2.3
Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4
Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5
Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based, and
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 10
Amendments and Termination

10.1
Amendments. This Agreement may be amended only by a written agreement signed by the Company, the Bank and the Director. However, the Company and the Bank may unilaterally amend this Agreement to conform with written directives to the Company and/or the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

10.2
Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company, the Bank and the Director. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Company and the Bank terminates this Agreement in the following circumstances:

(a)   Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s and the Bank's arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;
(b)   Upon the Company’s and the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
(c)   Upon the Company’s and the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company and/or the Bank does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;

the Company and/or the Bank may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement to the Director, in a lump sum subject to the above terms.

Article 11
Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Director and the Company and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2
No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Company and/or the Bank, nor does it interfere with the Company and/or the Bank's right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director's right to terminate service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4
Tax Withholding and Reporting. The Company and/or the Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Director acknowledges that the Company and/or the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company and/or the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

11.5	Applicable Law. The Agreement, and all rights hereunder shall be governed by the laws of the State of New Jersey except to the extent preempted by the laws of the United States of America.

11.6
Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Company and/or the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company and/or the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life or other informal funding asset is a general asset of the Company and/or the Bank to which the Director and the Beneficiary have no preferred or secured claim.

11.7
Reorganization. The Company and/or the Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company and/or the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

11.8         Entire Agreement. This Agreement constitutes the entire agreement between the Company and/or the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

11.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10
Alternative Action. In the event it shall become impossible for the Company and/or the Bank or the Plan Administrator to perform any act required by this Agreement, the Company and/or the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company and/or the Bank, provided that such alternative acts do not violate Section 409A of the Code.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13
Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

11.14
Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS WHEREOF, the Director, the Company and the Bank have signed this Agreement as of ______________, 2006

Director:	Bank:

SUSSEX BANK

By:
[Director]
Title:

Company:

SUSSEX BANCORP

By:

Title:

Fee Election

Amount of Deferral	Duration

[Initial and Complete One]

____  I elect to defer ______% of my Fees (amount not to exceed _____ %).

____  I elect to defer $______________ of my Fees (amount not to exceed $______________).

____   I elect not to defer any of my Fees.

[Initial and Complete One] ____ For ____ year(s) ____ For all future Plan Years

Printed Name:

Signature:

Date:

Received by the Plan Administrator this ________ day of ___________________, 2______

By:

Title:

{ } New Designation
{ } Change in Designation

I, ________________________________, designate the following as Beneficiary under the Plan:

Primary: ___________________________________________________________ ___________________________________________________________	_____% _____%
Contingent: ___________________________________________________________ ___________________________________________________________	_____% _____%
Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this ________ day of ___________________, 2___

By:

Title: